Exhibit 99.1

FOR IMMEDIATE RELEASE:

Mastech Holdings, Inc. Enters into an Asset Purchase Agreement to Sell Healthcare Unit:

PITTSBURGH, PA – July 31, 2013 – Mastech Holdings, Inc. (NYSE MKT: MHH), a national provider of Information Technology and Specialized Healthcare staffing services, announced today that it has entered into a definitive asset purchase agreement with Accountable Healthcare Staffing, Inc. to sell substantially all of the assets of its Healthcare Staffing segment. The closing is subject to customary closing conditions and is expected to occur during the third quarter of 2013.

Under the terms of the agreement, which has been unanimously approved by Mastech’s Board of Directors, total consideration to be paid by the buyer totals $1.15 million. Consideration consists of approximately $1.0 million of cash at closing, plus the assumption of certain liabilities. Total assets to be sold exclude cash balances on hand, accounts receivables, and other current assets, which approximated $1.5 million as of June 30, 2013, net of current liabilities retained by the Company.

Commenting on the agreement, D. Kevin Horner, Mastech’s Chief Executive Officer stated, “This divestiture will allow Mastech to focus entirely on its core IT Staffing business. Given Accountable Healthcare’s highly regarded reputation in and commitment to the healthcare staffing market, we are excited about the opportunities that the transaction presents to our dedicated healthcare professionals. I’m convinced that this is a great next step for all stakeholders – customers, employees and shareholders – of both organizations.”

Accountable Healthcare Staffing Chairman and CEO, Robert Adamson commented, “The acquisition of Mastech Holdings’ healthcare units adds a team with deep industry experience to Accountable and will accelerate our growth in both the travel nurse and per diem segments of our business.”

About Mastech Holdings, Inc.:

Leveraging the power of 26 years of IT experience, Mastech (NYSE MKT: MHH) provides Information Technology Staffing services in the disciplines which drive today’s business operations and Specialized Healthcare Staffing services to hospitals and other healthcare facilities. More information about Mastech can be found at Mastech’s website: www.mastech.com.

Forward-Looking Statements:

Certain statements contained in this release are forward-looking statements based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to projections of revenues, earnings, and cash flow. These statements are based on information currently available to the Company and it assumes no obligation to update the forward-looking statements as circumstances change. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, without limitation, the level of market demand for its services, the highly competitive market for the types of services offered by the company, the impact of competitive factors on profit margins, market conditions that could cause the Company’s customers to reduce their spending for its services, and the company’s ability to create, acquire and build new lines of business, to attract and retain qualified personnel, reduce costs and conserve cash, and other risks that are described in more detail in the company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2012.

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For more information, contact:

Donna Mascia

Manager, Investor Relations

Mastech Holdings, Inc.

888.330.5497